EXHIBIT 10.173
100% QUOTA SHARE
REINSURANCE AGREEMENT
Reinsurance Agreement (“Agreement”) by and between Peerless Insurance Company, a New Hampshire stock insurance company (the “Reinsurer”) and Liberty Mutual Mid-Atlantic Insurance Company, a Pennsylvania mutual insurance company (the “Company”).
In consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
1. EFFECTIVE DATE
     This Agreement is effective as of 12:01 a.m. on January 1, 2010 (the “Effective Date”), and shall remain in force unless modified by mutual agreement or terminated as provided herein.
2. CESSIONS AND ACCEPTANCES
     2.1. The Company cedes to the Reinsurer and the Reinsurer accepts one hundred percent (100%) of the Company’s Net Retained Insurance Liability under its policies issued through the Liberty Mutual Agency Markets strategic business unit of Liberty Mutual Group.
     2.2. The Company cedes to the Reinsurer and the Reinsurer accepts one hundred percent (100%) of the Company’s Net Premiums Written in accordance with Article 6 herein under its policies issued through the Liberty Mutual Agency Markets strategic business unit of Liberty Mutual Group.
3. OBLIGATIONS OF ASSUMING COMPANY
     3.1. Subject to the terms and conditions of this Agreement, the Company shall cede to the Reinsurer and the Reinsurer shall accept from the Company a 100% quota share participation in the Net Retained Insurance Liability of the Company on each and every risk insured under:
3.1.1.	all policies issued by the Company and attaching prior to the “Effective Date”; and

3.1.2.	all new and renewal policies issued by the Company and attaching after the Effective Date.
     3.2. The term “policies” as used herein means the Company’s binders, policies and contracts providing insurance and reinsurance of every kind and class, including any fidelity or surety bond, by the Company. A policy written on an installment premium, reporting form or continuous basis shall be considered renewed as of the end of each annual period commencing with the inception date of the policy.
4. DEFINITIONS

     4.1. The term “Net Retained Insurance Liability” as used herein means the remaining portion of the Company’s gross liability on each risk reinsured under this Agreement after deducting recoveries from all reinsurance, other than the reinsurance provided hereunder. .
     4.2. The term “Net Premiums Written” as used herein means gross premiums and additional premium less return premiums and less premiums ceded on all reinsurance other than the reinsurance provided hereunder. .
     4.3. The term “Net Expenses” as used herein shall mean underwriting expenses as reported in the Company’s statutory quarterly and annual statements, plus policyholders’ dividends and agents’ balances charged-off less finance and service charges not included in premium.
5. TERMINATION
     This Agreement may be terminated by (i) either party giving the other at least 120 days advance written notice of such party’s intent to terminate on a prospective basis, provided that the party terminating the Agreement will also send written notice of the termination to the Department of Insurance if required by law; or (ii) otherwise by mutual agreement. Unless otherwise agreed to by the parties, the Reinsurer shall remain liable hereunder with respect to all cessions in force on the effective date of termination.
6. REINSURANCE PREMIUMS
     6.1 The Company shall promptly pay to the Reinsurer, by transfer of cash, agents’ balances and investments at statutory book value, an amount equal to the Company’s statutory reserves, as of the Effective Date, for unearned premiums, loss and loss adjustment expenses and IBNR, including all other underwriting expense reserves, on the business reinsured under Article 3.1.1.
     6.2 The Company shall pay to the Reinsurer 100% of the Company’s Net Premiums Written during the period this Agreement is in effect, less the ceding commission allowed in Article 7, in respect of its Net Retained Insurance Liability on the business reinsured under Article 3.1.2.
7. COMMISSION
     The Reinsurer shall allow a ceding commission to the Company on the premiums ceded under this Agreement pursuant to Article 4.2. in an amount equal to the Net Expenses of the Company as defined in Article 4.3.
8. LOSSES, LOSS ADJUSTMENT EXPENSES AND SALVAGES
     8.1. The Company shall settle all loss claims under its policies and the Reinsurer shall pay to the Company its pro rata share of such loss claims as payable by the Company.

     8.2. The Reinsurer shall also bear its pro rata share of allocated and unallocated loss adjustment expenses as reported in the Company’s statutory quarterly and annual statements.
     8.3. The Reinsurer shall benefit pro rata in all salvages, discounts and other recoveries.
9. ACCOUNTS; DISBURSEMENTS; OFFSET
     The net amount owed by each company to the other under this Agreement shall be determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of an invoice covering settlement within 45 days after the end of the calendar quarter. Advances may be made as needed to comply with statutory requirements. Reports of premiums and losses, and payment of losses, shall be provided no less frequently than on a quarterly basis. Quarterly reports shall consist of data showing premiums, losses, dividends, taxes and other expenses in such detail as to enable each party to comply with statutory accounting practices. Each party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums, losses, expenses, assessments, taxes, dividends or otherwise, due from such party to the other party under this Agreement or under any other agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due to the former party from the latter party under the same or any other agreement between them. Further, the Reinsurer may withhold funds due to the Company with interest credited at a rate equivalent to the Three Month London Interbank Offered Rate (LIBOR) published in the Wall Street Journal at the time such funds are withheld, plus 0.20% per annum. Company may demand payment of any funds withheld from Company by Reinsurer, together with all interest accrued thereon, at any time with thirty (30) days advance notice to Reinsurer. Under no circumstances may Reinsurer withhold funds from Company under this provision for a period in excess of 180 days.
10. OTHER REINSURANCE
     10.1. Each party to this Agreement has the right to obtain additional reinsurance (“Other Reinsurance”), whether treaty or facultative, on the risks covered under this Agreement. All Other Reinsurance obtained by the Company shall apply before this Agreement, and the collectible proceeds from such Other Reinsurance shall inure to the benefit of this Agreement. The obligations of each company under this Agreement shall apply without regard to any amounts of Other Reinsurance which are determined to be uncollectible.
     10.2 Except as otherwise agreed to between Company and Reinsurer, Company hereby assigns, transfers and sets over to Reinsurer all Other Reinsurance obtained by Company, together with all rights and privileges, claims, interests and title therein and all such Other Reinsurance shall be reflected solely on the financial statements of Reinsurer.
11. ACCESS TO RECORDS
     Each party, by its designated representatives, shall have free access at any reasonable time to all records of the other party which pertain to the reinsurance provided under this Agreement.
12. SUBROGATION

     12.1. The Company hereby agrees to enforce such subrogation rights as it may obtain by virtue of payments made under its policies, but in case it shall refuse or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action to enforce such rights.
     12.2. All subrogation recoveries, other recoveries, salvage or payments made subsequent to the settlement of losses hereunder shall be applied as if made before such settlement and all necessary adjustments to that end shall be made as soon as practicable.
     12.3. Each company shall have the right, before the happening of an occurrence, to waive its right of subrogation.
13. INSOLVENCY
     In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer on the basis of reported claims allowed in the liquidation proceedings, subject to court approval, without diminution because of the insolvency of the Company. Payments by the Reinsurer shall be made directly to the Company or to its domiciliary liquidator, receiver or statutory successor, except:
1. where the policy specifically provides another payee of such reinsurance in the event of the insolvency of the Company, and
2. where the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.
     The domiciliary liquidator, receiver or statutory successor of an insolvent Company shall give written notice to the Reinsurer of the pendency of each claim against the insolvent Company on the contract reinsured within a reasonable time after the claim is filed in the liquidation proceeding. During the pendency of the claim, the Reinsurer shall have the right to investigate the claim and interpose in the proceeding where the claim is to be adjudicated, at the Reinsurer’s expense, any defenses that the Reinsurer considers available to the Company, its liquidator, receiver or statutory successor. Subject to court approval, the expense thus incurred by the Reinsurer shall be chargeable against the insolvent Company as part of the expense of liquidation, to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. If two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose a defense to the claim, the expense must be apportioned as though the expense had been incurred by the Company.
14. ARBITRATION
     As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to a board of arbitration composed of three arbiters, one arbiter to be appointed by each of the parties and the two so appointed shall select the third arbiter. The board shall meet in Boston, Massachusetts, unless otherwise agreed. The claimant shall submit its initial brief within 20 days after the appointment of the last arbiter. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief. The claimant may submit a reply brief within 10 days after receipt of the respondent’s brief. The board shall issue its decision following a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision having regard for the custom and usage of the property-assuming insurance and reinsurance business and within 60 days after the end of the hearing, unless the parties agree otherwise. A decision by a majority of the board shall be final and binding upon the parties. The board shall not authorize any punitive, exemplary or consequential damages between the parties. Judgment may be entered upon the decision of the board in any court of competent jurisdiction. Each party shall bear the expenses of its own arbiter and its own legal and expert fees and expenses, and the parties shall equally bear any other expenses of the arbitration proceedings.
15. ERRORS AND OMISSIONS
     Any inadvertent error or omission shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such error or omission had not been made. Any such error or omission shall be rectified as soon as may be reasonably practicable after discovery.
16. REINSURANCE FOLLOWS ORIGINAL POLICIES
     It is the intention of the parties that the fortunes of the policies shall affect the Company and the Reinsurer in every respect; and the Reinsurer’s reinsurance under this Agreement shall be subject to the same terms, rates, conditions, waivers, modifications, alterations and cancellations as the Company’s policies.
17. EXTRA CONTRACTUAL OBLIGATIONS
     17.1. This Agreement shall protect the Company for any “Extra Contractual Obligations,” which constitute those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder. These include, but are not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, bad faith or fraud in rejecting an offer of settlement, or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
     17.2. The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed to be the date of the original occurrence giving rise to the loss.
18. CURRENCY
     All transactions under this Agreement shall be made in United States dollars.
19. TERRITORY

     The reinsurance provided under this Agreement shall be coextensive with the territory of the policies reinsured hereunder.
20. UNAUTHORIZED REINSURANCE
     20.1. Notwithstanding any other provision of this Agreement to the contrary, if the Reinsurer becomes unauthorized in any State of the United States of America or the District of Columbia or any other jurisdiction where authorization is required by insurance regulatory authorities in order for the Company to obtain credit on its statutory annual statements for the reinsurance being provided hereunder, the Reinsurer will establish such escrow accounts, trust accounts for the benefit of the Company, letters of credit, funds withheld by the Company, or a combination thereof as required by applicable law or regulation to permit the Company to obtain credit for such reinsurance upon the request of the Company if a penalty would accrue to the Company on its statutory annual statement without such funding. The Reinsurer shall have the option of determining the method of funding to be utilized.
     20.2. The Reinsurer shall promptly notify the Company of any loss of license or authorization or other change or condition which may affect the ability of the Company to obtain credit for such reinsurance.
21. GOVERNMENTAL APPROVAL
     This Agreement is conditional upon obtaining any required approval of applicable governmental insurance regulatory authorities.
22. ENTIRE AGREEMENT; NO PROFIT GUARANTEE
     This Agreement represents the entire agreement and understanding among the parties with respect to the subject matter hereof. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist or are contemplated to be legally binding among the parties. This Agreement provides no guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, as of the Effective Date.
PEERLESS INSURANCE COMPANY

/s/ Michael J. Fallon
Name:	Michael J. Fallon
Title:	Chief Financial Officer and Treasurer
Signature Date: January 29, 2010
LIBERTY MUTUAL MID-ATLANTIC INSURANCE COMPANY

/s/ John D. Doyle
Name:	John D. Doyle
Title:	Vice President
Signature Date: January 29, 2010